                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 33-20439


PROSPECTUS
----------

                          First Midwest Bancorp, Inc.
                 Dividend Reinvestment and Stock Purchase Plan
                                625,000 Shares
                        Common Stock ($0.01 par value)

The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of First Midwest Bancorp, Inc. (the "Corporation") provides each holder of shares of the Corporation's $0.01 par value Common Stock, ("Common Stock") with a simple and convenient method of reinvesting cash dividends and making optional purchases, at the current market price, for additional shares of Common Stock, without incurring any brokerage commissions, service charges or similar costs. Any holder of record of shares of Common Stock is eligible to participate in the Plan. Shares purchased under the Plan will be purchased directly from the Corporation or on the open market as the Corporation shall determine.

A stockholder may participate in the Plan and obtain additional shares of Common Stock by: (1) reinvesting dividends on all shares of Common Stock held by the stockholder; or (2) reinvesting dividends on only a portion of the shares of Common Stock held by the stockholder while continuing to receive cash dividends on the remaining shares; or (3) making optional purchases of not less than $100 nor more than $5,000 per quarter, whether or not the stockholder's dividends are being reinvested.

This Prospectus relates to 625,000 authorized and unissued shares of the Corporation's Common Stock registered for purchase under the Plan, of which 488,954 shares remain available for purchase as of the date of this Prospectus. It is suggested that this Prospectus be retained for future reference.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July 9, 1998

No person has been authorized to give any information or to make any representation not contained in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state in which it is unlawful to make such an offer or solicitation. Except where otherwise indicated herein, this Prospectus speaks as of its date and neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Corporation since the date hereof.

                             AVAILABLE INFORMATION
                             ---------------------

The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") (File Number 0-10967). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at the following locations: Seven World Trade Center, Suite 1300, New York, New York, 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a website (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding The Corporation that the Corporation files electronically with the Commission. In addition, such reports, proxy statements, and other information concerning the Corporation can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                -----------------------------------------------

The following documents which have heretofore been filed by the Corporation with the Commission are incorporated by reference in this Prospectus:

     1. The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Amendment on Form 10-K/A thereto.

     2. The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     3.   The Corporation's Reports on Form 8-K filed on the following dates:
          January 23, 1998, January 27, 1998, April 24, 1998, May 29, 1998 and
          June 22, 1998.

     4. The description of the Corporation's Common Stock, $0.01 par value, and preferred stock purchase rights associated with the Corporation's Common Stock, as contained in the Corporation's Registration Statement on Form 8-A, dated February 17, 1989, as amended by subsequently filed reports.

All documents filed by the Corporation with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

Upon oral or written request, the Corporation will furnish without charge to each person to whom this Prospectus is delivered, a copy of any and all of the documents described above, other than exhibits hereto not incorporated by reference into such documents. Such requests should be addressed to the Agent at the address and telephone number indicated on page 1.

                                    CONTENTS
                                    --------

THE CORPORATION.....................................................  1

ASSISTANCE CONCERNING THE PLAN AND PLAN AGENT.......................  1

THE PLAN............................................................  1
     Purpose........................................................  1
     Advantages to the Stockholders.................................  1
     Administration.................................................  2
     Eligibility....................................................  2
     Participation by Stockholders..................................  3
     Reinvestment of Dividends......................................  4
     Optional Purchases.............................................  4
     Shares Purchased for Participants..............................  5
     Dividends on Shares Held in the Plan...........................  6
     Costs..........................................................  6
     Reports to Participants........................................  6
     Certificates for Shares Held Under the Plan....................  6
     Complete or Partial Withdrawal from Participation in the Plan..  7
     Voting by Participants.........................................  8
     Tax Consequences of Participation..............................  9
     Backup Withholding............................................. 10
     Other Information.............................................. 10

COMMON STOCK........................................................ 11

COMMON STOCK PRICE AND DIVIDENDS.................................... 11

GENERAL............................................................. 12

                                 THE CORPORATION
                                ----------------

First Midwest Bancorp, Inc. is a Delaware corporation that was incorporated in 1982 for the purpose of becoming a multi-bank holding company registered under the Bank Holding Company Act of 1956. On February 28, 1983, the Company received approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") to become a bank holding company and on March 31, 1983, the Company was formed through an exchange of common stock. With assets of $5.1 billion, First Midwest is the third largest banking company headquartered in Illinois and the premier independent suburban Chicago banking company. The Company operates a network of 72 offices 56 are located in suburban Chicago. It provides commercial banking, trust, investment management, mortgage and related financial services to a variety of consumer, business and governmental customers.

                  ASSISTANCE CONCERNING THE PLAN AND PLAN AGENT
                 ----------------------------------------------

All correspondence concerning the Plan should include your account number and be addressed to the Agent for the Plan as follows: American Securities Transfer & Trust, Inc., 938 Quail Street, Suite 101, Lakewood, CO 80215-5513, telephone 800-962-4284.

                                    THE PLAN
                                   ---------

The Plan consists of the following numbered questions and answers.

Purpose
-------

1.  What is the purpose of the Plan?

    The purpose of the Plan is to provide the eligible stockholders of the Corporation, as defined by Question 4, with a convenient and economical way of investing cash dividends and optional purchase payments in shares of Common Stock without incurring any brokerage commissions, service charges or similar costs. The proceeds from the sale of Common Stock pursuant to the Plan may be used for general corporate purposes, including investments in, or extensions of credit to, the Corporation's banking and investment management subsidiaries. Additionally, the Corporation may also use the proceeds for acquisition of banking and certain non-banking assets as allowed by regulation and law.

Advantages to the Stockholders
------------------------------

2.   What are the advantages to stockholders of participating in the Plan?

     The advantages are as follows:

     (a) The Plan provides participants with three investment options. Each participant may:

          (i) automatically reinvest dividends on all full and fractional shares of Common Stock and may make optional purchases of shares of Common Stock totaling no more than $5,000 per calendar quarter, with a minimum of $100 per payment; or

          (ii) automatically reinvest dividends on any portion of their full and fractional shares of Common Stock and may make optional purchases of shares of Common Stock totaling no more than $5,000 per calendar quarter with a minimum of $100 per payment; or

          (iii) only make optional purchases totaling no more than $5,000 per calendar quarter, with a minimum of $100 per payment, of shares of Common Stock.

     (b) Participants will not incur any brokerage commissions, service charges or similar costs in connection with purchases under the Plan.

     (c) All dividends on full or fractional shares purchased with either reinvested dividends or with optional purchases will be automatically reinvested under the Plan.

     (d) Participants' funds will be fully invested under the Plan, because the Plan permits fractional shares, as well as full shares, to be credited to participants' accounts.

     (e) Participants will avoid the need for safekeeping of the stock certificates for shares credited to their respective accounts under the Plan.

     (f) Periodic statements of account will provide each participant with a convenient record of each transaction under the Plan.

Administration
--------------

3.  Who administers the Plan for participants?

    American Securities Transfer & Trust, Inc., at the direction of the Corporation, will be the Agent for the participants in the Plan and will administer the Plan, maintain its records, send periodic statements of account to participants and perform other duties relating to the Plan. The Agent also acts as dividend disbursing and transfer agent for the Corporation.

Eligibility
-----------

4.  Who is eligible to participate in the Plan?

    All Common Stock stockholders of record are eligible to participate in the Plan. If the Common Stock is registered in a name other than that of the stockholder (for example, in the name of a broker or other nominee), the stockholder who wants to participate in the Plan must either make appropriate arrangements for the nominee to participate in the Plan, or the stockholder must become a stockholder of record by having all or a portion of such shares transferred to the stockholder's own name.

Participation by Stockholders
-----------------------------

5.   How does an eligible stockholder participate?

     Participation in the Plan is entirely voluntary. Any eligible stockholder may join the Plan at any time by completing an Authorization Form and returning it to the Agent. A stockholder may obtain an Authorization Form by writing to or calling the Agent.

     If a stockholder has shares of Common Stock registered in multiple accounts the stockholder should complete an Authorization Form for each such account. In that case the stockholder has the election of signing and returning any or all such Authorization Forms, specifying on each the number of shares on which dividends should be reinvested for each account. Those stockholders who do not elect to participate in the Plan will continue to receive cash dividends at such times as dividends are paid to all stockholders.

6.   What are the Options that the Authorization Form provides?

     The Authorization Form allows each participant to decide the extent of their participation in the Plan through any of the following three investment options:

     (a) "Full Dividend Reinvestment" permits a participant to reinvest dividends on all shares of Common Stock, currently owned or subsequently registered in the participant's name, in additional shares of Common Stock in accordance with the Plan. This option also permits the participant to make optional purchases of additional shares in accordance with the Plan.

     (b) "Partial Dividend Reinvestment" permits a participant to specify the number of shares registered in the participant's name on which the participant desires dividends to be reinvested. This option also permits the participant to make optional purchases of additional shares in accordance with the Plan.

     (c) "Optional Purchases" permits a participant to make optional purchases of additional shares of Common Stock in accordance with the Plan, whether or not the participant's dividends are being reinvested.

7.   How may a participant change options under the Plan?

     A participant may change participation in the Plan at any time by completing a revised Authorization Form and returning it to the Agent or by submitting a written request to the Agent.

Reinvestment of Dividends
-------------------------

8.  When will dividends be reinvested?

    Cash dividends on the Common Stock historically have been paid by the Corporation during the months of January, April, July and October. Shares purchased from the Corporation with reinvested dividends will be purchased on the "Dividend Investment Date" (the same date as the Dividend Payment Date as fixed by the Corporation's Board of Directors), while shares purchased on the open market with reinvested dividends will be purchased during the "Dividend Investment Period" (the period during the five business days preceding and the five business days following the Dividend Investment
    Date). No interest will be paid by the Corporation on dividends awaiting reinvestment.

    Any changes in a participant's method of participating in the dividend reinvestment feature of the Plan will become effective as of the next succeeding Dividend Investment Date if written notice of such intention is received by the Agent on or before the record date for the related dividend payment.

Optional Purchases
------------------

9. What is the minimum and maximum investment with optional purchases, and when can they be made?

     A participant may make optional purchases totaling no more than $5,000 per calendar quarter, with a minimum of $100 per purchase. The Agent will return optional purchase payments to the extent that the aggregate optional purchase payments in any calendar quarter exceed $5,000 or are less than $100. The same optional purchase payment need not be sent each quarter, nor does the participant need to make a payment in each quarter. There is no obligation to use, nor any penalty for not using, the optional purchases feature of the Plan.

10.  How does the "Optional Purchases" investment option operate?

     If a participant chooses to make optional purchases, and not elect the dividend reinvestment option, the Agent will pay cash dividends on all shares registered in the participant's account and will apply any optional purchase payments received from the participant to the purchase of additional shares of Common Stock for the participant's account in the Plan. The Agent will also reinvest all future cash dividends on shares in the Plan purchased pursuant to the optional purchases feature of the Plan.

     An optional purchase payment may be made by a stockholder when enrolling, whether or not the dividend reinvestment option is selected, by enclosing a check (made payable to American Securities Transfer & Trust, Inc.) with the Authorization Form. Thereafter, optional purchases may be made by submitting a check accompanied by the payment stub which will be attached to each periodic statement sent to the participant by the Agent. Additional stubs will be supplied to any participant upon request of the Agent.

11. When will optional purchase payments received by the Agent be invested and can they be returned to the participant upon request?

     Optional purchase payments will be invested monthly. Shares purchased from the Corporation will be purchased on the "Cash Investment Date" and shares purchased on the open market will be purchased during the "Cash Investment Period". The Cash Investment Date will be the Dividend Investment Date in months when dividends are paid by the Corporation and the third business day of the month in months when dividends are not paid by the Corporation. The Cash Investment Period will be during the five business days preceding and the five business days following the Dividend Investment Date or the Cash Investment Date, as applicable. No interest will be paid by the Corporation on optional purchase payments awaiting investment.

     In order to allow sufficient time for processing, optional purchase payments must be received by the Agent no later than the last day of the month prior to the Cash Investment Date. Additionally, optional purchase payments will be refunded if a written request for refund is received by the Agent no later than the third to the last business day of the month.

Shares Purchased for Participants
----------------------------------

12.  How many shares of Common Stock will be purchased for participants?

     Each participant's account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested from reinvested dividends and optional purchase payments, divided by the applicable purchase price of each share (as determined in Question 14).

13.  What is the source of shares purchased under the Plan?

     Shares purchased under the Plan may come from authorized shares of Common Stock of the Corporation or from shares purchased on the open market. The decision to issue new shares or to purchase shares on the open market is solely that of the Corporation. Additionally, shares purchased on the open market will be made on such terms, including price and settlement date, as the Corporation solely deems appropriate.

14. What will be the price of the shares of Common Stock purchased under the Plan?

     (a)  If shares are purchased from the Corporation:

          (i) With reinvested dividends - Shares will be purchased at 100% of the average of the high and low prices for the Common Stock as reported by the Nasdaq National Market for the five days on which the shares are traded immediately preceding the applicable Dividend Investment Date;

          (ii) With optional purchase payments - Shares will be purchased at 100% of the average of the high and low prices for the Common Stock as reported by the Nasdaq National Market for the five days on which shares are traded immediately preceding the applicable Cash Investment Date.

     (b)  If shares are purchased on the open market:

          (i) With reinvested dividends - Shares will purchased at 100% of the average cost of all shares purchased during the applicable Dividend Investment Period;

          (ii) With optional purchase payments - Share will be purchased at 100% of the average cost of all shares purchased during the applicable Cash Investment Period.

Dividends on Shares Held in the Plan
------------------------------------

15.  What is done with dividends paid on shares held in accounts under the Plan?

     All dividends paid on full and fractional shares held in the Plan will be automatically reinvested in additional shares of Common Stock under the Plan.

Costs
-----

16. What are the costs to participants in connection with purchases under the Plan?

     Participants will not incur any brokerage commissions, service charges or similar costs in connection with purchases under the Plan. Additionally, costs of administration of the Plan are incurred by the Corporation.

Reports to Participants
-----------------------

17.  How will participants be advised of their purchase of stock?

     As soon as practicable after each reinvestment or purchase is completed by the Agent, each participant will receive a statement detailing their account activity. These statements are a participant's continuing record of the cost of purchases and should be retained for income tax purposes. In addition, each participant will receive copies of those corporate communications distributed to all stockholders, including quarterly reports, annual report, notices of stockholders' meeting and proxy statements of the Corporation.

Certificates for Shares Held Under the Plan
-------------------------------------------

18.  Will stock certificates be issued for shares of Common Stock purchased?

     Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan will be shown on the participant's statement of account. This convenience to the Plan participant protects against loss, theft or destruction of stock certificates. However, if a participant wishes to obtain certificates for any number of whole shares credited to an account under the Plan, without withdrawing from the Plan, he/she may do so by mailing a written request to the Agent. Because the Corporation does not issue fractional shares, certificates for fractional shares will not be issued to a participant under any circumstances.

     Shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in the participant's name.

19. In whose name will accounts be maintained and certificates registered when issued?

     Accounts for each participant will be maintained by the Agent in the participant's name as shown on the Corporation's records (the "account name") at the time the participant enters the Plan. When issued, certificates for full shares will be registered in that account name.

     Upon written request, certificates also may be registered and issued in names other than the account name subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the request bears the signature of the participant and the signature is guaranteed by a commercial bank or trust company or by a member of the New York Stock Exchange or other stock exchanges.

Complete or Partial Withdrawal from Participation in the Plan
-------------------------------------------------------------

20.  May a participant withdraw from the Plan at any time?

     The Plan is entirely voluntary and a participant may request to withdraw from the Plan at any time. However, should the participant wish to simply change options under the Plan, or should the participant wish to receive certificates for all or a portion of whole shares held under the Plan, see Questions 7 and 18, respectively.

21.  How does a participant withdraw from the Plan?

     In order to withdraw from the Plan, a participant must notify the Agent, in writing, of the request to withdraw. When a participant withdraws from the Plan, or upon termination of the Plan by the Corporation, certificates for full shares credited to a participant's account under the Plan will be issued and a cash payment will be made for any fractional shares.

     If the request to withdraw is received on or after the record date for a dividend, any cash dividend paid on the Dividend Payment Date will be reinvested in the Common Stock and credited to the participant's account in accordance with the participant's previous instructions under the Plan. Thereafter, all dividends will be paid in cash to the participant.

     Any optional purchase payments sent to the Agent prior to the request to withdraw will be invested in Common Stock unless the participant's withdrawal letter expressly requests return of the optional purchase payments and such letter is received no later than the third to the last business day of the month. The request to withdraw will then be processed as promptly as possible following such date.

22.  When may a stockholder rejoin the Plan?

     Generally, an eligible stockholder may rejoin the Plan at any time. However, the Corporation reserves the right to reject any Authorization Form from a previous participant on grounds of excessive joining and termination. Such reservation is only intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

23. What happens when a participant sells or transfers all of the shares registered in his or her name, other than shares under the Plan?

     If a participant disposes of all shares of stock registered in his/her name other than shares under the Plan, the Agent will, unless otherwise instructed by the participant, continue to reinvest the dividends on the shares still credited to the participant's account under the Plan. If a participant, however, has only a fractional share of stock credited to his/her account under the Plan on the record date for any cash dividend on the Common Stock, the Corporation reserves the right not to reinvest any additional dividends on such fractional share and pay the participant in cash for such fractional shares and any dividend thereon. The cash payment for the fractional share will be based upon the closing market price of the Common Stock as reported by the Nasdaq National Market for the business day prior to the date the Corporation elects to make such cash payment to the participant.

24. What happens to a fractional share when a participant withdraws from the Plan?

     When a participant withdraws from the Plan, a cash payment representing any fractional share will be mailed to the participant. The cash payment will be based upon the closing market price of the Common Stock as reported by the Nasdaq National Market for the business day prior to the date of processing of the withdrawal by the Agent.

Voting by Participants
----------------------

25. How will a participant's shares held under the Plan be voted at meetings of stockholders?

     Each participant will receive a single proxy card covering both: (i) those shares of Common Stock credited to the participant's account under the Plan, and (ii) those shares registered in the participant's name that are not within the Plan. If the proxy card is returned properly signed and marked for voting, all of the shares will be voted as marked. The total number of full shares held may be voted in person at stockholders' meetings in accordance with instructions contained in the Corporation's Proxy Statement.

     If a proxy card is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item, all of the participant's shares will be voted (to the extent legally permissible) in accordance with the recommendations of the Board of Directors of the Corporation. This procedure is consistent with the actions taken with respect to stockholders who are not participating in the Plan and who return properly signed proxy cards and do not provide voting instructions. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the participant's shares covered by such proxy card will be voted unless the participant or his or her duly appointed representative votes in person at the meeting.

Tax Consequences of Participation
---------------------------------

26. What amount of dividend income will participants in the Plan report on their Federal income tax returns?

     A Participant will, to the extent dividends are reinvested, be treated for Federal income tax purposes as having received, on the Dividend Payment Date, a dividend in an amount equal to the fair market value of the shares purchased with reinvested dividends. To the extent dividends are received in cash, such amount will be considered a dividend for Federal income tax purposes.

27.  How will the participant's tax basis in shares purchased be determined?

     A participant who is credited with shares through the dividend reinvestment feature of the Plan will have a basis in those shares equal to the amount of the dividend as determined in Question 26 above. A participant in the optional purchases feature of the Plan will have a basis in those shares equal to the fair market value of the shares acquired on the Cash Investment Date or during the Cash Investment Period.

28. When does the holding period begin for shares credited to a participant in the Plan?

     For shares credited to the participant through the dividend reinvestment feature of the Plan, the holding period will begin on the day following the date of distribution of the dividend. For shares credited to the participant through the optional purchases feature of the Plan, the holding period will begin on the day following the day such shares are purchased.

29. Will a participant realize any taxable income upon the receipt of stock certificates representing shares that were credited to the participant's account?

     A participant will not realize any taxable income upon the receipt of stock certificates representing shares credited to the participant's account. This is true whether the certificates are received upon the participant's request, withdrawal from the Plan or termination of the Plan.

30. Will a participant realize any taxable income as a result of the Corporation's payment of the Agent's fees for administering the Plan?

     A participant in the Plan will not realize any taxable income as a result of the Corporation's payment of the Agent's fees for administering the Plan.

Backup Withholding
------------------

31. Will the Corporation withhold Federal income taxes if the participant fails to provide the Corporation with a social security or tax identification number?

     Federal law requires that Federal income tax be withheld (commonly called "backup withholding") from dividends payable to participants who fail to provide the Corporation with their social security or other tax identification number in the manner required by law or where the Internal Revenue Service (the "IRS") notifies the Corporation that backup withholding is required from the participant. The Corporation cannot refund backup withholding. Participants subject to backup withholding should contact their tax advisors or the IRS for information.

     To avoid backup withholding, a participant must provide the Agent with a completed copy of the Corporation's substitute Form W-9 containing the participant's social security or other tax identification number. A participant may obtain a substitute Form W-9 by requesting one from the Agent. Any dividend paid to such participant subsequent to the receipt of the substitute Form W-9 will not be subject to backup withholding unless the IRS notifies the Corporation to the contrary.

Other Information
-----------------

32.  What happens if the Corporation declares a stock dividend or stock split?

     Any shares of the Corporation's Common Stock issued in connection with a stock split or dividend distributed by the Corporation will be credited to the participant's account. As soon as practicable after the declaration of a stock dividend or stock split, a statement will be sent to each participant which will indicate the number of shares of Common Stock credited to each participant's account under the Plan as a result of the stock dividend or stock split. A participant may receive a certificate for such shares (other than fractional shares) at any time by sending a written request to the Agent.

33.  May the Plan be changed or discontinued?

     While the Corporation presently intends to continue the Plan indefinitely, the Corporation reserves the right to amend, suspend, modify or terminate the Plan at any time. Notice of any such amendment, suspension or modification will be sent to participants. Should the Corporation decide to terminate the Plan, it will provide participants with at least 30 days notice of such action. The Corporation reserves the right to impose a minimum number of shares required to participate in the Plan.

34.  What is the responsibility of the Corporation and the Agent under the Plan?

     The Corporation and its Agent administering the Plan will not be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon a participant's death prior to receipt of notice in writing of such death.

     The participant should recognize that neither the Corporation nor the Agent can assure the participant of a profit, or protect against a loss, on the shares purchased under the Plan. An investment in the Corporation's Common Stock is, as are all equity investments, subject to market fluctuations.

35.  Who interprets and regulates the Plan?

     The Corporation reserves the sole right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. The Plan will be governed by the laws of the state of Delaware.

                                 COMMON STOCK
                                 ------------

Holders of the Corporation's Common Stock are entitled to share, on a pro-rata basis, in dividends payable in cash, stock or other property, where as and if declared by the Board of Directors of the Corporation. In the event of any liquidation, dissolution or winding-up, the holders of the Common Stock are entitled to receive, on a share for share basis, any assets or funds of the Corporation which are distributable to its holders of Common Stock upon such events. Holders of the Common Stock are entitled to one vote for each share held on all matters voted upon by stockholders. Holders of Common Stock are not entitled to preemptive rights or to cumulative voting rights. The shares of Common Stock issued or to be issued upon receipt of payment by the Corporation in accordance with the terms set forth in the Plan will be validly issued, fully paid and non-assessable.

On February 15, 1989, the Corporation's Board of Directors adopted a Rights Agreement, and pursuant thereto, declared a distribution of one Right for each outstanding share of the Corporation's Common Stock held of record on March 1, 1989, and each share issued thereafter. On November 15, 1995, the Board of Directors adopted an Amended and Restated Rights Agreement. Each Right entitles the registered holder to purchase from the Corporation one one-hundredth of a share of participating preferred stock for the Exercise Price ($100), subject to adjustment. The Rights are exercisable only upon the occurrence of certain defined events, including, but not limited to, the acquisition by any person of 10% or more of the Corporation's Common Stock. The Rights may be redeemed by the Board of Directors at a redemption price of $0.01 per Right at those times specified in the Amended and Restated Rights Agreement. The Rights expire on November 15, 2005. As a result of the Rights distribution, 600,000 of the 1,000,000 shares of the Corporation's authorized preferred stock have been reserved for issuance as Series A Preferred Stock.

                       COMMON STOCK PRICE AND DIVIDENDS
                       --------------------------------

As of July 7, 1998, the closing price for the Corporation's Common Stock by the Nasdaq National Market was $45.98. The Corporation's Common Stock is traded on the Nasdaq National Market under the symbol of "FMBI". Quotations can be found within the Nasdaq National Market listings that appear in most daily newspapers. The Corporation has paid quarterly dividends without interruption since its inception on April 1, 1983.

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                                    GENERAL
                                    -------


The Corporation's Restated Certificate of Incorporation and By-laws, pursuant to
Section 145 of the Delaware General Corporation Law, authorize (and, under some circumstances, require) indemnification of directors and officers of the Corporation and certain others against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Act"). In addition, the Corporation is required to provide indemnification against certain liabilities by the terms of certain Indemnity Agreements which have been entered into by the Corporation with its directors and certain of its officers. Insofar as indemnification for liabilities arising under the Act may be permitted to directors and officers of the Corporation, the Corporation has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                   PROSPECTUS
                              --------------------

                          FIRST MIDWEST BANCORP, INC.

                           DIVIDEND REINVESTMENT AND
                              STOCK PURCHASE PLAN



                      Purchase First Midwest Bancorp, Inc.
                      -----------------------------------
                       Common Stock without incurring any
                    brokerage commissions or service charges
                       through reinvestment of dividends
                        or by making optional purchases.



                               Dated July 9, 1998